Mediware Reports Results For Second Quarter of FY 2007

Record Quarterly Revenue Fueled By Strong Migration To New Blood Management Products

Teleconference Call Scheduled For 10:00am EST Today

LENEXA, KS FEB 6 - Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of clinical software to the healthcare industry, reported results for the quarter ended December 31, 2006. The company reported record revenue of $11.3 million for the quarter, representing a 20% increase over $9.4 million reported for the same quarter in the prior year. Net income rose to $905,000, or 11 cents per basic and diluted share, compared to $398,000, or 5 cents per basic and diluted share, a year ago.

“Our operating performance for the quarter just ended reflects strong migration activity associated with customers adopting the company’s new HCLL™ Blood Management product,” said James Burgess, Mediware’s president and chief executive officer.

The end of the second quarter marked the first of two key sunset dates for the company’s legacy Blood Management products. The final sunset date is June 30, 2007.

“The adoption rate of our HCLL Blood Management product reinforces our leadership in the sector and puts us in a good position to capitalize on expected new product opportunities that may arise in the management of other biologic products,“ said Mr. Burgess.

“Although Blood Management products did very well this past quarter, order flow in the Medication Management division continues to be challenged by sales cycles that are much longer than with any of our other products. However, our product strategy is well aligned with changing market needs as evidenced by strong interest and an active and growing pipeline for our Medication Management products, and we expect to benefit from this in future quarters," Mr. Burgess concluded.

For the six-month period ended Dec. 31, 2006, revenue totaled $19.7 million compared to $18.8 million a year ago. Net income per basic and diluted share was 13 cents, compared to 14 cents per basic and diluted share a year ago.

Mediware will host a teleconference call today at 10:00 am Eastern Time (9:00 am Central Time) to discuss the results. There will be a question-and-answer session directly following the presentation of the results.

To participate in the teleconference, please call 800.909.5202 (International 785.830.7975) five minutes before the scheduled start in order to register for the call. A replay of the call will be available for 10 days at 800.723.7372 (International 402.220. 2666).

Second Quarter and Six Month Fiscal 2007 and 2006 Condensed Operating Statement Highlights (in thousands, except per share) (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005

System Sales	$4,890	$2,967	$7,213	$6,147
Services	6,372	6,421	12,524	12,649
Total Revenue	11,262	9,388	19,737	18,796
Operating Expenses	10,103	9,005	18,542	17,344
Operating Income	1,159	383	1,195	1,452
Net Income	$905	$398	$1,069	$1,135
Earnings Per Common Share
Basic	$0.11	$0.05	$0.13	$0.14
Diluted	$0.11	$0.05	$0.13	$0.14

Condensed Balance Sheet Highlights (in thousands) (unaudited)

	As of December 31,
	2006	2005

Cash and Cash Equivalents	$20,974	$17,026
Working Capital	$21,396	$15,425
Stockholders’ Equity	$40,015	$36,695

ABOUT MEDIWARE

Mediware delivers powerful software solutions that encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. Mediware targets three primary areas of patient care - Medication Management, Perioperative Management and Blood Management (transfusion, inventory and donor practices) - with specialized solutions that are proven in more than 1,000 client installations. Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world. For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2006, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.